EXHIBIT 6.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and effective as of __________ ___, 2016 (the “Effective Date”) between Fundrise, LLC, a Delaware limited liability company (the “Licensor”), and Fundrise Equity REIT, LLC, a Delaware limited liability company (the “Company”) (each a “party”, and collectively, the “parties”).

RECITALS

WHEREAS, to its knowledge Licensor is the owner of the trade name and related logo “FUNDRISE” (the “Licensed Mark”).

WHEREAS, the Company intends to conduct an offering of its common shares pursuant to a qualified offering statement (the “Offering”), and following the Offering, the Company desires to use the Licensed Mark in connection with the operation of its business, and Licensor is willing to permit the Company to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	LICENSE GRANT

1.1 License.    Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company, and the Company hereby accepts from Licensor, a personal, non-exclusive, non-transferable, fully-paid-up, royalty-free right and license to use the Licensed Mark solely and exclusively as an element of the Company’s own company name and in connection with the business of the Company. Except as provided above, neither the Company nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the Licensed Mark or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion. All rights not expressly granted to the Company hereunder shall remain the exclusive property of Licensor. The Company shall not have a right to sublicense the Licensed Mark except to a subsidiary and any sublicense shall terminate if such entity ceases to be a subsidiary of the Company. The Company shall be responsible for any such sublicensee’s compliance with the terms and conditions of this Agreement.

1.2 Licensor’s Use. Nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark whether or not such entity directly or indirectly competes or conflicts with the Company’s business in any manner.

2.	OWNERSHIP

2.1 Ownership.    The Company acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Mark, and all such right, title, and interest shall remain with the Licensor. The Company shall not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Mark during the Term (as defined below) of this Agreement.

2.2 Goodwill.    All goodwill and reputation generated by the Company’s use of the Licensed Mark shall inure to the benefit of Licensor, and ownership of such goodwill shall rest in Licensor, and is otherwise hereby assigned by the Company, without need for any other action by any party. The Company shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

3.	COMPLIANCE

3.1 Quality Control.    In order to preserve the inherent value of the Licensed Mark, the Company agrees to use the Licensed Mark in a manner that maintains the quality of the Company’s business and the operation thereof equal to the standards prevailing as of the Effective Date in the operation of Licensor’s business. At Licensor’s request, the Company will provide Licensor with samples of the Company’s or any sublicensee’s use of the Licensed Mark and, if such use does not conform to such standards, Licensor will make such change as shall be requested by Licensor within 30 days of written notice from Licensor.

3.2 Compliance With Laws.    The Company agrees that the business operated by it in connection with the Licensed Mark shall comply in all material respects with all laws, rules, regulations and requirements of any governmental body in the United States or elsewhere as may be applicable to the operation, advertising and promotion of the business.

3.3 Notification of Infringement.    Each party shall promptly notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks that do or may conflict with any Licensed Mark, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Mark.

4.	REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations.    Each party hereby represents and warrants to the other party as follows:

(a) Due Authorization.    Such party is an entity duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b) Due Execution.    This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) No Conflict.    Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter, by-laws or limited liability company agreement (or similar organizational documents) of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

4.2 Disclaimer. Licensor makes no representation or warranty to the Company with respect to Licensor’s right to use and/or license the Licensed Mark.

5.	TERM AND TERMINATION

5.1 Term.    The term of this Agreement (“Term”) commences on the Effective Date and continues in perpetuity, unless termination occurs pursuant to the other provisions of this Section 5.

5.2 Automatic Termination. This Agreement shall automatically terminate if Fundrise Advisors, LLC ceases to serve as manager to the Company.

5.3 Termination for Convenience. This Agreement may be terminated by Licensor for any reason upon 30 days’ written notice to the Company.

5.4 Termination for Breach.    If a party breaches this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice from the non-breaching party of such breach, the non-breaching party shall have the right, upon written notice to the breaching party, to immediately terminate this Agreement.

5.5 Effect of Termination.    Upon termination of this Agreement and after a period of thirty (30) days to ramp down the Company’s use of the Licensed Mark (the “Ramp Down Period”), the Company shall promptly discontinue all use, and refrain from all future use, of the Licensed Mark, including such use in any format confusingly similar thereto. During the Ramp Down Period, the Company shall use the Licensed Mark for transition purposes only until it can discontinue the use of the Licensed Mark, and the Company shall use its commercially reasonable efforts to discontinue use of the Licensed Mark as soon as reasonably practicable following termination of this Agreement.

6.	MISCELLANEOUS

6.1 Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this provision shall be void. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2 Independent Contractor.    Neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3 Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

6.4 Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, other than with respect to conflicts of laws. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of (i) the United States District Court for the Eastern District of Virginia (Alexandria division), or (ii) solely to the extent there is no applicable federal jurisdiction over such dispute or matter, in the Circuit Court for Fairfax County, Virginia, and the parties waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment.    This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver.    The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8 Headings.    The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts.    This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10 Entire Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third Party Beneficiaries.    Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

FUNDRISE, LLC By: Rise Companies Corp.

By:
	Name:	Benjamin Miller
	Title:	Chief Executive Officer

COMPANY:

FUNDRISE EQUITY REIT, LLC By: Fundrise Advisors, LLC

By:
	Name:	Benjamin Miller
	Title:	Chief Executive Officer

[License Agreement]